Exhibit 10.33

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of April 13, 2015 (the “Effective Date”), is made by and between ConforMIS, Inc., a Delaware corporation with a principal place of business at 28 Crosby Drive, Bedford, Massachusetts 01730 (“ConforMIS”) and each of Wright Medical Group, Inc. and Wright Medical Technology, Inc., Delaware corporations with a principal place of business at 1023 Cherry Road, Memphis, Tennessee 38117 (together, “Wright”).  ConforMIS and Wright are referred to individually herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, ConforMIS has sued Wright in the U.S. District Court for the District of Massachusetts under case number 1:13-cv-12312-IT (the “Action”) and the Parties wish to settle the Action;

WHEREAS, Wright has developed and is developing surgical solutions for the foot and ankle;

WHEREAS, Wright wishes to enter into this Agreement under which ConforMIS will license certain patent rights controlled by ConforMIS relating to certain surgical solutions for the foot and ankle, and ConforMIS wishes to enter into this Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, ConforMIS and Wright, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               “Affiliate” means, with respect to any entity, an entity that, at any time (now or in the future), controls, is controlled by, or is under common control with the first-mentioned entity, but only for so long as such entity continues to control, be controlled by, or be under common control with the first-mentioned entity.  For the purposes of this definition, “control,” including the terms “controlled by” and “under common control with,” means the ownership, directly or indirectly, through one or more intermediaries, of more than fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of such corporation, firm, partnership, joint venture or other entity.

1.2                               “Business Day” means a day other than Saturday, Sunday or any holiday recognized and observed by the U.S. Federal Government.

1.3                               “Conditions” means (a) the receipt by ConforMIS of the payment set forth in Section 3.1, (b) the execution and delivery of the ConforMIS-MicroPort License by the parties thereto, and (c) the receipt by ConforMIS of the up-front license fee described in Section 3.1 of the ConforMIS-MicroPort License.

1.4                               “Confidential Information” means all non-public scientific, technical, business or financial information possessed or obtained by, developed for, or given by one Party to the other, which information is treated by the disclosing Party as confidential or proprietary, whether or not labeled “Confidential.”

1.5                               “ConforMIS-MicroPort License” means that certain License Agreement dated as of the Effective Date between ConforMIS and MicroPort.

1.6                               “Control” or “Controlled” means, with respect to any Patent Rights, the possession by ConforMIS (or an Affiliate of ConforMIS) of the right to grant a license or sublicense under such Patent Rights as provided herein without violating the terms of any agreement or arrangement with any Third Party.

1.7                               “Dollars” or “$” means U.S. Dollars.

1.8                               “Existing Patent Rights” means all Patent Rights that are owned or Controlled by ConforMIS or its Affiliates as of the Effective Date or that claim priority to any such Patent Rights and that, in any case, are necessary to make, have made, use, sell, offer to sell or import Licensed Products in the Field of Use.

1.9                               “Field of Use” means the use of Patient Specific Instrumentation for the implantation in a human patient of standard, off-the-shelf, non-patient-specific implants, devices, and/or systems for total or partial replacement or repair of joints in the foot or ankle or for other surgery or treatment of the foot or ankle.  For the avoidance of doubt, the Field of Use does not include use of Patient Specific Instrumentation when:  (a) designed, made, used, sold, offered for sale or imported for the purpose of implanting a Patient-Specific Implant in the patient, or (b) designed for use or used in implanting a Patient-Specific Implant in the patient.

1.10                        “Future Patent Rights” means Patent Rights (other than the Existing Patent Rights) that are owned or Controlled by ConforMIS or its Affiliates that (a) are filed, or claim priority to any Patent Rights filed, during the Tail Period (excluding Patent Rights acquired or licensed by ConforMIS under an agreement with a Third Party executed after the Effective Date), and (b) are necessary to make, have made, use, sell, offer to sell or import Licensed Products in the Field of Use.

1.11                        “Licensed Patent Rights” means Existing Patent Rights and Future Patent Rights.

1.12                        “Licensed Product” means any Wright Product made, used, sold, offered for sale or imported in the Field of Use and covered by one or more claims of an issued and unexpired patent within the Licensed Patent Rights.  Licensed Products include, by way of example and without limitation, Prophecy® PSI for use with or when used with InboneM® and/or Infinity® total replacement ankle systems.  Licensed Products do not include any Patient Specific Implants.

1.13                        “MicroPort” means MicroPort Orthopedics Inc., a Delaware corporation with a principal place of business at 5677 Airline Road, Arlington, Tennessee 38002.

1.14                        “Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, reissues (including post inter partes review patents and post grant review patents), and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing however denominated in any country of the world.

1.15                        “Patient-Specific Implant” means any surgical implant device designed and/or manufactured for a particular patient using imaging data from the patient, including without limitation any patient-specific, patient-matched, patient-engineered, customized, or individualized implant.

1.16                        “Patient Specific Instrumentation” or “PSI” means any instrumentation that is designed, distributed, and/or manufactured for a particular patient using imaging data of that patient, including, without limitation, patient-specific, patient-matched, patient-engineered, customized, or individualized surgical instrumentation, cutting guides, jigs, and instruments.

1.17                        “Tail Period” means the period beginning on the Effective Date and ending on the earlier to occur of:  (a) December 31, 2024 and (b) the completion of a change of control of ConforMIS (whether by merger, consolidation, business combination, reorganization or other corporate transaction) or the sale or other transfer by ConforMIS of all or substantially all of its assets; provided, however, that the period in (b) will be extended for a period of twelve (12) months following completion of such a change of control transaction solely with respect to Patent Rights for which each and every inventor was an officer, director or employee of ConforMIS immediately preceding completion of such change of control or asset sale transaction.  A “change of control” for this purpose will not include a change of control resulting from a public offering of securities, a transaction or series of transactions in which a financial investor acquires a majority of the voting power of ConforMIS, or a change to the constitution of the board of directors of ConforMIS.

1.18                        “Third Party” means any person or entity other than Wright, ConforMIS, and their respective Affiliates.

1.19                        “Wright Product” means any PSI and any product, device, system (including software and consumables), or service that includes, is sold in connection with, or offered to be used in conjunction with, PSI (other than a Patient Specific Implant) and that is sold by Wright or its Affiliates directly or through indirect distribution channels.

ARTICLE II
LICENSE GRANTS

2.1                               License Grant.  ConforMIS hereby grants Wright and its Affiliates a non-exclusive, non-transferable (except as provided in Section 8.3 below), worldwide, perpetual, irrevocable (except as expressly provided in Section 7.1 below) license, without the right to sublicense, under the Licensed Patent Rights, solely to make, have made, use, offer to sell, sell, and import Licensed Products within the Field of Use, and to practice methods and processes solely for the manufacture and use of the Licensed Products solely within the Field of Use.  Upon Wright’s payment in full of the license fee set forth in Section 3.1 below, the foregoing license will be fully paid-up.  As noted above and as provided in Section 7.1, this is an irrevocable license, and upon satisfaction of the Conditions it may not be terminated for any reason.

2.2                               Limitations of Rights.  The Licensed Patent Rights are licensed only to the extent required to practice the Licensed Patent Rights within the Field of Use, and are not licensed to any extent beyond the Field of Use.  Any devices, methods, processes, and other actions that are wholly or partially outside the Field of Use remain subject to claims, actions, and proceedings for infringement of the Licensed Patent Rights.  Licensed Patent Rights do not include any patent claims or other Patent Rights directed solely to subject matter other than Patient Specific Instrumentation, including, without limitation, Patient Specific Implants and systems using Patient Specific Implants.  Further, to the extent that a patent claim included in the Licensed Patent Rights has a scope both within and outside the Field of Use, any such claim is licensed only to the extent necessary to make, have made, use, sell, offer to sell, import, or export Licensed Products in the Field of Use.

2.3                               Reserved Rights.  ConforMIS hereby reserves all rights under the Licensed Patent Rights not expressly granted to Wright.  Nothing contained herein will be construed as granting Wright any right or license under any patent, copyright, trademark, trade secret, or other intellectual property or proprietary right of ConforMIS, by implication, estoppel, or otherwise, except as expressly set forth in this Agreement.

2.4                               No Warranties.  The Licensed Patent Rights are licensed by ConforMIS to Wright “AS IS.”  CONFORMIS MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND CONFORMIS SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES WITH RESPECT TO THE LICENSED PATENT RIGHTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Without limiting the generality of the foregoing, nothing in this Agreement will be construed as:  (a) a warranty or representation of ConforMIS as to the validity, enforceability or scope of the Licensed Patent Rights; (b) a warranty or representation that the exercise of any of the rights granted to Wright be free from infringement of the intellectual property rights of Third Parties; (c) an agreement to bring or prosecute actions or suits against third parties for infringement of the Licensed Patent Rights; or (d) requiring ConforMIS to file an application for patent, secure any patent or maintain any patent in force.

ARTICLE III
CONSIDERATION

3.1                               License Fee.  In consideration of the license granted by ConforMIS to Wright hereunder and the release by ConforMIS of Wright contemplated by Section 3.3 (Mutual Releases) hereof, Wright will pay to ConforMIS a one-time non-refundable license fee of five million five hundred thousand Dollars ($5,500,000) contemporaneously with the execution of this Agreement on the Effective Date.

3.2                               No Challenge Covenant.  Wright hereby represents and warrants that neither Wright nor any of its Affiliates has challenged (except as explicitly provided in pleadings docketed in the Action), and hereby covenants that during the term of this Agreement Wright and its Affiliates will not challenge, the validity or enforceability of any Licensed Patent Rights (each such act, a “Challenge”), including without limitation by participating in, cooperating in, paying for, advocating in favor of, or advising on any inter partes review or other patent office proceeding, unless and to the extent that a Licensed Patent Right is asserted in a claim for infringement against Wright or its Affiliates; provided, however, that the foregoing will not apply to any Challenge brought by a Third Party acquirer of Wright that was initiated more than three (3) months prior to the execution of the merger agreement (or other purchase agreement) pursuant to which such Third Party agreed to acquire Wright.  The exclusive remedy for a violation of this provision by Wright or any of its Affiliates will be a payment as liquidated damages of one million Dollars ($1,000,000) for each such patent involved in such Challenge.

3.3                               Mutual Releases.  Upon the satisfaction of each of the Conditions (or express written waiver by the Parties of any individual Condition), each Party (a) hereby fully, finally, and forever releases and discharges the other Party and its Affiliates from any and all claims of past or present infringement of the Licensed Patent Rights for the manufacture, use, sale, offering for sale, or importation of Licensed Products in the Field, including all claims and counterclaims in the Action (including related claims against Wright as of January 9, 2014) and (2) will promptly move to dismiss their respective claims and counterclaims in the Action.

ARTICLE IV
INTELLECTUAL PROPERTY

4.1                               Prosecution and Maintenance.  As between the Parties, ConforMIS will be solely responsible, at its expense, for the preparation, filing, prosecution, and maintenance of all Licensed Patent

Rights (including, for clarity, controlling any interference, derivation, post-grant review, inter partes review, re-examination, reissue, opposition or cancellation proceeding with respect thereto), without any obligation of consultation with, or accounting to, Wright.

4.2                               Enforcement.  Neither Party will have any obligation or duty to notify the other Party of any Third Party claims or other Third Party activity relating to the Licensed Patent Rights.  Neither Party nor their respective Affiliates will have an obligation, and Wright and its Affiliates will not have the right, to enforce the Licensed Patent Rights against a Third Party.

4.3                               Patent Marking.  Wright will comply with all applicable patent marking statutes in any country in which Licensed Products covered by Licensed Patent Rights are sold.  The Parties will consult with each other from time to time as necessary to update relevant information for purposes of appropriately marking Licensed Products.

ARTICLE V
REPRESENTATIONS; INDEMNIFICATION

5.1                               Representations.  Each Party hereby represents and warrants and covenants to the other Party that:

(a)                                 the execution and delivery of this Agreement by such Party and the performance by such Party of the transactions contemplated hereby have been duly authorized by all appropriate corporate action; and

(b)                                 this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding to which it is a party or by which it is bound.

5.2                               Indemnification.

(a)                                 Indemnity.  Wright will indemnify, defend and hold harmless ConforMIS, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (the “ConforMIS Indemnitees”) from and against any liability, damage, loss or expense (including reasonable outside attorneys’ fees and expenses of litigation) incurred by or imposed upon such ConforMIS Indemnitees, or any of them, in connection with any claim, action or proceeding brought or initiated by a Third Party (“Claims”) to the extent that such Claim arises out of:  (i) the breach or alleged breach of any obligation, representation or warranty of Wright under this Agreement; (ii) the negligence or willful misconduct of Wright or its Affiliates; or (iii) the development, manufacture, storage, handling, shipping, use, sale, offer for sale, importation or other commercialization of a Licensed Product; provided that (x) the ConforMIS Indemnitees comply with the procedure set forth in subsection (b) below; and (y) such indemnity will not apply to the extent such Claim arises from (i) the breach or alleged breach of any obligation, representation or warranty of ConforMIS under this Agreement; or (ii) the negligence or willful misconduct of any ConforMIS Indemnitee.

(b)                                 Indemnification Procedures.  In the event that a ConforMIS Indemnitee intends to claim indemnification under this Section 5.2, it will promptly notify Wright thereof, and Wright will assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that a ConforMIS Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid Wright, if representation of such ConforMIS Indemnitee by the counsel retained by Wright would be inappropriate due to differing interests between such ConforMIS Indemnitee and any other party represented by such counsel in such proceedings.  Wright will have the right to control the defense and settlement of any Claim for which indemnification is sought hereunder; provided that Wright will not settle any such Claim without the prior written consent of ConforMIS, which consent will not be unreasonably withheld or delayed provided such settlement does not include an admission of liability by ConforMIS.  Any ConforMIS Indemnitee will cooperate fully with Wright and its legal representatives in the investigation of any Claim for which indemnification is sought hereunder.

5.3                               Limitation of Liability.  EXCEPT FOR INDEMNIFICATION CLAIMS HEREUNDER, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR FOR ANY INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VI
CONFIDENTIALITY

6.1                               Confidentiality Obligation.  With respect to Confidential Information, the Party receiving Confidential Information from the other Party acknowledges that the disclosing Party is and will remain the sole owner of the disclosing Party’s Confidential Information.  During the term of this Agreement and for a period of five (5) years thereafter, the receiving Party will take all commercially reasonable precautions to protect the confidentiality of the disclosing Party’s Confidential Information, and will not disclose or use any of the disclosing Party’s Confidential Information except as necessary to exercise its rights or perform its obligations under this Agreement.  Each receiving Party may disclose Confidential Information to its employees, accountants, lawyers, bankers, agents or other representatives who have a need to know such Confidential Information and who are obligated to protect the confidentiality of such Confidential Information under terms substantially similar to or more stringent than those set forth in this Article VI or otherwise in conjunction with the preparation and filing of any information reasonably required to be filed in accordance with the laws or regulations of a bona fide government agency, commission or other administrative body.  Each receiving Party may also disclose Confidential Information to its Affiliates, provided that the receiving Party will be responsible ensuring that any Affiliate receiving the disclosing Party’s Confidential Information complies with the receiving Party’s confidentiality obligations hereunder.  Each receiving Party may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction or otherwise as required by law, provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the disclosing Party.  The obligations of non-disclosure and non-use hereunder will not apply to information that (a) was known to the receiving Party at the time it was disclosed, other than by previous disclosure by the disclosing Party, as evidenced by the receiving Party’s written records at the time of disclosure, (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, (c) is lawfully and in good faith made available to the receiving Party by a Third Party that did not derive it, directly or indirectly, from the disclosing Party or (d) was independently discovered or developed by or on behalf of the receiving Party without the use of any Confidential Information of the disclosing Party.  Each Party agrees that the terms of this Agreement are the Confidential Information of the other Party.

6.2                               Public Announcements.  Other than as required by a Party or its Affiliates to comply with applicable laws or regulations, neither Party will make any public announcement disclosing the terms of this Agreement without the prior written consent of the other Party (not to be unreasonably withheld) and will, if required by law to make such public announcement:  (a) to the extent possible, notify the other Party if it anticipates that it may be required to make such public announcement; (b) provide such other Party with a copy of such public announcement, or the relevant portions thereof, a reasonable time prior to its release (and any revisions to such public announcement a reasonable time prior to the release thereof); (c) consult with and follow any reasonable directions from the other Party with respect to disclosures in such public announcement; and (d) if disclosure cannot be avoided, only disclose Confidential Information to the extent necessary to comply with law.  Notwithstanding the foregoing, either Party may disclose the fact that the Action has been settled and may issue a press release regarding such settlement in substantially the form attached hereto as Exhibit D.

6.3                               SEC Filings.  In the event either Party proposes to file with the U.S. Securities and Exchange Commission (“SEC”) or the securities regulators of any state or other jurisdiction or any national securities exchange a registration statement or any other filing or submission that describes or refers to the terms and conditions of this Agreement, or includes this Agreement as an exhibit, under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law or exchange rules, the Party making such filing shall use reasonable efforts to request and obtain confidential treatment of those terms or portions of this Agreement for which confidential treatment is available, as advised by counsel, and shall only disclose Confidential Information that it is advised by counsel is required to be disclosed.  No such request for confidential treatment shall be required under this Section for any description of or reference to those terms or portions of this Agreement contained in the proposed filing, or any portion of this Agreement proposed to be filed as an exhibit, that have been included in any publicly available announcement, filing or submission previously made in accordance with the terms and conditions of this Agreement or otherwise approved by the other Party.

6.4                               Permitted Disclosure.  Permitted Disclosure.  Notwithstanding the provisions of Sections 6.1, 6.2 and 6.3, either Party, without first seeking confidential treatment of such information or obtaining written consent to do so from the other Party:  (a) may disclose the Agreement and its terms in the context of litigation or in the negotiation of a potential licensing, financing, merger, acquisition, divestiture or other business transaction with a Third Party conducted pursuant to a commercially reasonable non-disclosure agreement or protective order regarding confidentiality that provides protection for Confidential Information on terms substantially similar to or more stringent than those set forth in this Article VI and (b) may, in a filing with the SEC or the securities regulators of any state or other jurisdiction or any securities exchange, disclose the scope and terms of the license grants set forth in Section 2.1 and 2.2, including the Licensed Patents and the Field of Use.

ARTICLE VII
TERM

7.1                               Term.  The term of this Agreement will commence on the Effective Date and end upon the expiration of all the Licensed Patent Rights; provided however, that the term of the license granted to Wright under the Future Patent Rights will terminate on December 31, 2029.  This Agreement will be null and void if the Conditions are not satisfied, but upon satisfaction of the Conditions, this Agreement may not be terminated for any reason.

7.2                               Survival.  Articles IV (Intellectual Property), VI (Confidentiality) and VIII (Dispute Resolution) and Sections 7.2 (Survival), 8.1 (Governing Law), 8.2 (Waiver), 8.4 (Notices), 8.10 (Entire Agreement, Waivers, Etc.), 8.11 (Headings, Construction and Interpretations) and 8.12 (Costs) hereof (and related definitions) will survive the expiration of this Agreement.  In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement will also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1                               Governing Law.  This Agreement will be deemed to have been made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and effect will be determined in accordance with, and any dispute arising from the performance or breach hereof will be governed by and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles.  The sole and exclusive venue for any action arising out of or related to this Agreement is the United States District Court for Massachusetts to the extent that such court has, or has retained, jurisdiction, or otherwise a state court of competent jurisdiction in the Commonwealth of Massachusetts.  The Parties hereby agree and consent to personal jurisdiction in the Commonwealth of Massachusetts.

8.2                               Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances will be construed as a further or continuing waiver of such condition or term or of another condition or term.

8.3                               Assignment.  This Agreement will not be assignable by Wright to any Third Party without the written consent of ConforMIS, except that Wright may assign this Agreement in its entirety with prior notice to ConforMIS, but without such consent, to (a) an Affiliate or (b) to a Third Party in connection with a sale or other transfer of substantially all the assets to which Wright’s license rights hereunder relate (including by sale of assets, merger, reorganization, re-domicile, sale of equity, or other transaction).  The terms and conditions of this Agreement will be binding on and inure to the benefit of the permitted successors and assigns of Wright.  For clarity and without limiting the rights granted to Wright and its Affiliates under Section 2.1, Wright may not assign any subset of its rights or obligations hereunder.

8.4                               Notices.  All notices hereunder will be in writing and will be delivered personally, by internationally recognized overnight courier service, registered or certified mail, postage prepaid, or mailed by express mail service to the following addresses of the respective Parties:

If to ConforMIS:	ConforMIS, Inc.
28 Crosby Drive
Bedford, Massachusetts 01730
Attention: General Counsel

If to Wright:	Wright Medical Group, Inc.
1023 Cherry Road
Memphis, TN 38117
Attention: Lance A. Berry
Fax: (901) 867-4423
Email: lance.berry@wmt.com

Attention: James A. Lightman
Fax: (901) 867-4398
Email: james.lightman@wmt.com

and a copy to (which copy will not constitute notice):

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: David M. McIntosh
Fax: (617) 235-0507
Email: David.McIntosh@ropesgray.com

Notices will be effective upon receipt if personally delivered, on the third Business Day following the date of mailing if sent by certified or registered mail, and on the second Business Day following the date of delivery if sent by express mail or overnight courier.  A Party may change its address listed above by written notice to the other Party provided in accordance with this Section.

8.5                               ConforMIS-MicroPort License Agreement.

(a)                                 Concurrently with the execution of this Agreement, ConforMIS and MicroPort have entered into the ConforMIS-MicroPort License, under which ConforMIS has granted MicroPort a royalty bearing patent license.  Wright is permitted to pay such royalties on behalf of MicroPort pursuant to a separate agreement between MicroPort and Wright (the “Wright-MicroPort Agreement”), and Wright has informed ConforMIS that, pursuant to the Wright-MicroPort Agreement, MicroPort has granted Wright an audit right that is substantially identical to the audit right set forth in the ConforMIS-MicroPort License.  Wright hereby confirms that the audit provisions of the Wright-MicroPort Agreement entitle each of ConforMIS and Wright to receive the auditor’s report indicating whether royalties due by MicroPort under the ConforMIS-MicroPort License have been overpaid or underpaid, regardless of whether ConforMIS or Wright initiated the audit.

(b)                                 To facilitate the payment of such royalties by Wright, and to avoid placing an undue burden on MicroPort, MicroPort and Wright have agreed that the books and records of MicroPort from any period relating to such royalty may not be audited more than once.  As between ConforMIS and Wright, ConforMIS will have the first right, but not the obligation, to audit the books and records of MicroPort relating to such royalty from any period, and Wright will have the second right to audit such records.

(c)                                  If Wright desires to audit MicroPort’s books and records related to such royalty payments from a particular period that has not yet been audited by either Party, Wright will notify ConforMIS thereof in writing.  ConforMIS will have thirty (30) days from the date it receives such notice to determine whether it would prefer to audit such books and records itself, rather than allowing Wright to do so.  If ConforMIS notifies Wright that it does not desire to audit such documents at that time, or if ConforMIS does not respond to such notice within such thirty (30) day period, then Wright may initiate such audit.  If ConforMIS notifies Wright that it desires to initiate an audit of such books and records, then it will initiate the audit within a reasonable period of time.  In any event, Wright and ConforMIS will cooperate with each other’s efforts regarding the audit of MicroPort’s books and records relating to such royalty, in all cases in accordance with the provisions of ConforMIS-MicroPort License.  For the avoidance of doubt, if Wright exercises its second right to initiate the audit, such audit will be conducted at Wright’s expense in accordance with the provisions of the Wright-MicroPort Agreement, and such audit will not limit in any way any recovery as to which ConforMIS may be entitled by operation of the ConforMIS-MicroPort License.

8.6                               Independent Contractors.  Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute ConforMIS or Wright as partners or joint venturers in the legal sense.  No Party hereto will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

8.7                               Severability.  If any term or provision of this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other term or provision hereof, and in lieu of each such invalid, illegal or unenforceable provision there will be added automatically as a part of this Agreement a provision that is valid, legal and enforceable, and as similar in terms to such invalid, illegal or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the Parties have bargained hereunder.

8.8                               Further Assurances.  At any time or from time to time on and after the date of this Agreement, either Party will at the request of the other Party (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (c) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

8.9                               No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10                        Entire Agreement, Waivers, Etc.  This Agreement constitutes the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between the Parties with respect to the subject matter hereof.  No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

8.11                        Headings, Construction and Interpretations.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.  The Parties have had the opportunity to consult with counsel, and the Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”.  Except where context requires otherwise, the word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

8.12                        Costs.  Each Party will bear its own costs and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement.

8.13                        Counterparts.  This Agreement may be executed in any number of separate counterparts, including .pdf versions, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be duly executed by their authorized representatives as of the Effective Date.

WRIGHT MEDICAL GROUP, INC.		CONFORMIS, INC.

By:	/s/ James A. Lightman	By:	/s/ Philipp Lang

Title:	Senior Vice President,	Title:	Chief Executive Officer and President
General Counsel and Secretary

Date:		Date:

WRIGHT MEDICAL TECHNOLOGY, INC.

By:	/s/ James A. Lightman

Title:	Senior Vice President,
General Counsel and Secretary

Date:

EXHIBIT A
Form of Press Release

CONFORMIS ANNOUNCES SETTLEMENT OF PATENT INFRINGEMENT LAWSUITS

Licenses Expand the Footprint of ConforMIS’ Patented Patient-Specific Instrumentation Technology

Bedford, MA - March xx, 2015 - ConforMIS, Inc., a medical technology company that uses its proprietary iFit® Image-to-Implant® technology platform to develop, manufacture and sell customized joint replacement implants, today announced that it has entered into license agreements with each of Wright Medical Technology, Inc. (“Wright”) and with MicroPort Orthopedics, Inc. (“MicroPort”).  These agreements resolve the patent disputes that originated between ConforMIS and Wright in September 2013.

ConforMIS has granted to MicroPort a non-exclusive, worldwide license under its patent portfolio for the use of certain patient-specific instrumentation in the implantation of non-patient-specific knee devices.  Specifically, ConforMIS has granted a license that covers MicroPort’s Prophecy® Patient-Specific Instrumentation (PSI) system for use with the Advance® and Evolution® total knee replacement systems, including both the pin alignment and the resection versions of the Prophecy PSI, which MicroPort acquired from Wright during the pendency of the dispute.  Additionally, ConforMIS has granted to Wright a non-exclusive, worldwide license under its patent portfolio for the use of patient-specific instrumentation in the implantation of implants in the foot and ankle, other than patient-specific implants.  This license to Wright covers, among other things, Wright’s Prophecy® PSI for use with Wright’s InBone® and Infinity® total ankle replacement systems.

“We are very pleased to announce these first licenses of our technology for use in the knee, as well as in the foot and ankle.  Licensing these patents to MicroPort and Wright substantiates the strength of our intellectual property,” said Philipp Lang, CEO of ConforMIS.  “This agreement will help broaden the footprint of patient-specific instrumentation both globally through MicroPort’s strong worldwide presence and to other joints through Wright’s cutting-edge foot and ankle technology.  Additionally, ConforMIS will continue to provide patient-specific instrumentation with customized implants, which is our core business.”

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit® Image-to-Implant® technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy.  ConforMIS offers a broad line of customized knee implants designed to restore the natural shape of a patient’s knee.  In recent clinical studies, iTotal CR®, ConforMIS’ cruciate-retaining total knee replacement implant and best-selling product, demonstrated superior clinical outcomes, including better function and greater patient satisfaction compared to traditional, off-the-shelf implants.  ConforMIS owns or exclusively in-licenses approximately 470 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints and other elements of the iFit® Image-to-Implant® technology platform.  ConforMIS believes its iFit® Image-to-Implant® technology platform has application to other major joints in the worldwide market for joint replacement products.  For more information visit www.conformis.com.